Exhibit 10.2

GIBRALTAR INDUSTRIES, INC.

2015 EQUITY INCENTIVE PLAN
_________________________________
Award of Non-Qualified Option
_________________________________

THIS AWARD is made to __________________ (the “Recipient”) as of this ____ day of ___________, 20___.
Recitals:

Effective as of May 7, 2015, Gibraltar Industries, Inc. (the “Company”) adopted an equity based incentive plan known as the Gibraltar Industries, Inc. 2015 Equity Incentive Plan (the “Plan”).

Under the terms of the Plan, the Committee is authorized to grant equity based compensation awards to Executive Officers of the Company.

The Committee has approved an award to the Recipient of an Option to purchase _______________ (_______) Shares.

The Plan provides that the terms and conditions of each Award of an Option are to be specified in a written instrument.

The Award of an Option to the Recipient on the terms and conditions contained in this instrument has been approved according to the terms of the Plan.

Grant of Award:

NOW, THEREFORE, the Company hereby grants to the Recipient, an Option to purchase _______________ (_______) Shares on the following terms and conditions:

1.    Award of Option. Subject to the terms and conditions of this Award instrument (“Instrument”), the Recipient is hereby granted an Award of an Option to purchase _____________ (________) Shares of the Company’s Common Stock. Any fractional interest which might result from any change or adjustment, made pursuant to Section 3.02 of the Plan, to the number of Shares which may be purchased pursuant to this Option shall disappear and be absorbed into the next lowest number of whole Shares and the Company shall not be liable for any payment for such fractional share interest to the Recipient upon the exercise of this Options. Any reference in this Instrument to an Option shall be deemed to refer only to the Option granted pursuant to this Instrument. The Option awarded to the Recipient pursuant to this Instrument shall be treated as a Non-Qualified Option for purposes of the Plan.

2.    Exercise of Option. The vested portion of this Option shall be exercisable by the Recipient in the manner provided for by Section 4.06 of the Plan. No fractional Shares or script representative of fractional shares shall be issued upon any exercise of this Option, in whole or in part.

3.    Exercise Price. The price per Share which shall be payable in connection with the exercise by the Recipient of all or any part of the vested portion of this Option shall, subject to the anti-dilution provisions of Section 3.02 of the Plan, be equal to [closing price per share on the date of the award grant].

Exhibit 10.2

4.    Vesting of the Option. Subject to the provisions of Section 6 and Section 7 hereof, the right of the Recipient to purchase Shares pursuant to the terms of this Option shall accrue and become exercisable with respect to the total number of Shares which the Recipient has the right to purchase pursuant to this Option on [a date specified at the time the award is granted] (the ”Vesting Date”). Except as provided in Section 6 and Section 7 hereof, the Recipient shall not have the right to exercise this Option or purchase any Shares with respect to this Option prior to the third anniversary of the date hereof.

5.    Effect of Termination of Employment. Notwithstanding the provisions of Section 4 above, upon a termination of the Recipient’s employment with the Company and each of its Affiliates resulting from the Recipient’s death or Disability, the Recipient’s rights under this Option shall become one hundred percent (100%) vested on the date of such termination and, as a result, on the date of such termination this Option shall become exercisable with respect to all Shares which the Recipient is entitled to acquire under the terms of this Option. In the event that the Recipient’s employment with the Company and its Affiliates is terminated for any reason other than the Recipient’s death or Disability prior to the Vesting Date, the right of the Recipient to purchase the Shares with respect to which this Option has been granted shall be forfeited effective as of the date the Recipient’s employment is terminated.

6.    Period for Exercise of Option. The period during which the Recipient’s right to purchase Shares pursuant to this Option may be exercised shall begin on the Vesting Date and expire on the tenth (10th) anniversary of the date hereof, on which date all rights of the Recipient to purchase Shares pursuant to the terms of this Option shall expire to the extent that such rights have not been exercised on or prior to such date. Notwithstanding the foregoing, as contemplated by Section 4.05 of the Plan: (a) if the Recipient’s employment with the Company is terminated for any reason other than his death or his Disability after the Vesting Date provided for by Section 5 hereof, the period of time during which the Recipient shall be entitled to purchase the Shares represented by this Option shall expire on the first anniversary of the date on which the Recipient’s employment is terminated; and (b) if the Recipient’s employment with the Company is terminated as a result of his death or his Disability, the period of time during which the Recipient (or in the case of the Recipient’s death, the personal representative of the Recipient’s estate) shall be entitled to purchase the Shares represented by this Option shall expire on the first anniversary of the date on which the Recipient’s employment is terminated.

7.    Effect of a Change in Control. As provided for by Article 9 of the Plan, upon the occurrence of a Change in Control, the Recipient’s rights under this Option shall become exercisable with respect to all Shares with respect to which the Recipient’s rights under this Option were not vested on the date the Change in Control occurs.

8.    Applicability of the Plan. Except as otherwise provided by this Instrument, the terms of the Plan shall apply to the Award described in this Instrument and the rights of the Recipient with respect to such Award. This Instrument, together with the Plan, contains all the terms and conditions of the Award described herein and the rights of the Recipient with respect to such Award.

9.    Notices. Any notices or other communications given in connection with this Agreement shall be mailed, and shall be sent by registered or certified mail, return receipt requested, to the indicated address as follows:

If to the Company:

Exhibit 10.2

Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219
Attn: Corporate Secretary

If to the Recipient:

________________
________________
________________

or to such changed address as to which either party has given notice to the other party in accordance with this Section 9. All notices shall be deemed given when so mailed, except that a notice of a change of address shall be deemed given when received.

10.    Restrictions on Transfer. The Option awarded pursuant to this Instrument shall not be transferrable by the Recipient except as permitted by Section 8.02 of the Plan.

11.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meaning provided to such terms by the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first set forth above.

GIBRALTAR INDUSTRIES, INC.

By:_______________________________